Exhibit 10.2

AGREEMENT

BETWEEN

INTERNATIONAL FOOD PRODUCTS GROUP, INC

AND

RICHARD DAMION

Whereas, Richard Damion  (“Damion”), has agreed to serve on the Board of Directors of INTERNATIONAL FOOD PRODUCTS GROUP, INC. (“Corporation”) for the period of one year, beginning on this date (the “Term”); and

Whereas, Damion has agreed to serve as Chief Executive Officer of the Corporation on a full time basis over said 12 month term, and direct the activities of the Corporation in establishing its new business activities; and

Whereas, as a result of his activities and efforts, it is expected that the Corporation will be able to fully develop its new business activities and operations in a new Computer Technology and Equipment Manufacturer and Distribution Business; and

Whereas, the Corporation has no funds to pay cash compensation for the services of Damion, and desires to compensate Damion in stock for providing the aforesaid 12 months of full time service to the Corporation over the term;

Now, Therefore, the parties hereto agree as follows, effective as of this 20th day of  February, 2009:

1.  Corporation hereby contracts to issue 120,000,000 shares of its Restricted Common to Damion, and Damion hereby accepts said shares, as full compensation to be paid to Damion  by Corporation for Damion’s full time services as Chief Executive Officer and a Director of the Corporation over the 12 month term of this Agreement, beginning as of the date of execution of this Agreement.  If for any reason either party terminates this Agreement before the end of its 12 month term, the aforesaid shares shall be prorated based on the number of months or portions of months during which Damion rendered said services, and the portion of the shares allocable to the period of Damion’s actual services shall be deemed earned and retained by Damion, and the balance of the shares shall be deemed unearned, and returned to the Corporation for cancellation.

2.  The parties hereto further agree that since Corporation is in the process of amending its Articles of Incorporation to increase its authorized capital stock so that it can lawfully issue additional shares, and Corporation can not issue shares until said amendment is complete, that Corporation shall immediately amend its Articles to permit it to issue the shares provided for by this Agreement, and the parties further agree that by their execution of this Agreement, Corporation is bound to issue the aforesaid shares in full, as soon as its Articles are amended, and the shares so to be issued shall be deemed fully earned and vested as of the date of execution of this Agreement by the Parties hereto, but subject to pro ration of the shares and the return of unearned shares if the Agreement is canceled before the end of its 12 month term, as described above.

3.  Either party may cancel this agreement on 10 days written notice to the other, with or without cause.

INTERNATIONAL FOOD PRODUCTS GROUP, INC.

BY: /s/ MICHAEL T. LUTTON

            MICHAEL T. LUTTON, PRESIDENT

       /s/ RICHARD DAMION

            RICHARD DAMION